Exhibit 99.2

Atlantic Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., July 18, 2019 – Atlantic Union Bankshares Corporation has declared a quarterly dividend of $0.25 per share. The dividend amount is a $0.02, or 9%, increase from the prior quarter’s dividend.

Based on the stock’s closing price of $34.44 on July 17, 2019, the dividend yield is approximately 2.9%. The dividend is payable on August 16, 2019 to shareholders of record as of August 2, 2019.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 153 branches, seven of which are operated as Xenith Bank, a division of Atlantic Union Bank, and approximately 200 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, investment advisory and brokerage products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Vice President and Director of Investor Relations 804.448.0937